As filed with the Securities and Exchange Commission on October 22, 2015

                                                 Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOJO ORGANICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

26-0884348
(I.R.S. Employer Identification No.)

101 Hudson Street, 21st Floor
Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

MOJO Organics, Inc. 2015 Incentive Stock Plan
(Full Title of the Plan)

Glenn Simpson, Chief Executive Officer
101 Hudson Street, 21st Floor
Jersey City, New Jersey 07302
(Name and Address of Agent For Service)

(201) 633-6519
(Telephone Number, Including Area Code, of Agent For Service)

Copies to :

Stephen M. Fleming, Esq.

Fleming PLLC

49 Front Street, Suite #206

Rockville Centre, New York 11570

(T) 516-833-5034

(F) 516-977-1209

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $.001 par value per share	1,500,000 shares	$0.22	$330,000	$$38.35

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the 2015 Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock .

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933. The above calculation is based on the last reported price as reported on the OTCQB on October 16, 2015, which was $0.22 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Glenn Simpson

Chief Executive Officer

MOJO Organics, Inc.

101 Hudson Street, 21st Floor

Jersey City, New Jersey  07302

(201) 633-6519

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been filed by MOJO Organics, Inc., a Delaware corporation (the “Registrant”), with the Commission are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 27, 2015; and

(b)	The Form 10-Q Quarterly Report for the quarterly period ended September 30, 2015, filed with the Commission on October 8, 2015

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

The authorized capital stock of the Company consists of 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable.  As a class, holders of the common stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Holders of common stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefore, equally, on a share for share basis. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding.  The common stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions. There are no preferred shares outstanding.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers.

Delaware General Corporation Code authorizes us to indemnify any director or officer under prescribed  circumstances and subject to certain  limitations  against certain costs and expenses,  including  attorneys' fees actually and  reasonably  incurred in connection  with any action,  suit or proceedings, whether civil, criminal,  administrative or investigative, to which such person is a party by reason of being one of our directors or officers if it is determined that the person acted in accordance  with the applicable  standard of conduct set forth in such statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,  officers and controlling  persons of Registrant  pursuant to the foregoing  provisions,  or  otherwise,  we have been advised that, in the opinion of the  Securities  and Exchange  Commission,  such indemnification  is  against  public  policy  as  expressed  in such Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description
4.1	2015 Incentive Stock Plan

5.1	Opinion of Fleming PLLC
23.1	Consent of Liggett, Vogt & Webb, P.A.

23.3	Consent of Fleming PLLC (see Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

Item 9.    Undertakings .

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this 20th day of October 2015.

MOJO ORGANICS, INC.

By:	/s/ Glenn Simpson
Glenn Simpson
Chief Executive Officer and Chairman (Principal Executive and Financial Officer)
By:	/s/ Marianne Vignone
Marianne Vignone
Controller (Principal Accounting Officer)

 Each person whose signature appears below constitutes and appoints Glenn Simpson, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, including to sign any and all amendments (including post-effective amendments or supplements) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

By: /s/ Glenn Simpson Glenn Simpson By: /s/ Peter Spinner Peter Spinner By: /s/ Marianne Vignone Marianne Vignone	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer) Chief Operating Officer and Director Controller (Principal Accounting Officer)	October 20, 2015 October 20, 2015 October 20, 2015

By: /s/ Jeffrey Devlin Jeffrey Devlin	Director	October 20, 2015
By: /s/ Robert Kaufman Robert Kaufman	Director	October 20, 2015

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Exhibit Index

Exhibit Number	Description
4.1	2015 Incentive Stock Plan

5.1	Opinion of Fleming PLLC

23.1	Consent of Liggett, Vogt & Webb, P.A.

23.3	Consent of Fleming PLLC (see Exhibit 5.1)

24.1	Power of Attorney (included in signature page)